Exhibit (k)(2)

EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

AGREEMENT made as of the 11th day of September, 2024 by and between Variant Alternative Lending Fund, a Delaware statutory trust (the “Fund”) and Variant Investments, LLC, an Oregon limited liability company (the “Investment Manager”).

WITNESSETH:

WHEREAS, the Investment Manager acts as investment adviser to the Fund pursuant to an Investment Management Agreement with the Fund (the “Investment Management Agreement”);

NOW, THEREFORE, in consideration of the Fund engaging the Investment Manager pursuant to the Investment Management Agreement and other good and valuable consideration, the parties to this Agreement agree as follows:

1.       Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Fund’s Prospectus as currently in effect.

2.       The Investment Manager agrees with the Fund to waive the Investment Management Fee and other fees, and to pay or absorb expenses of the Fund (a “Waiver”) so that the Total Annual Expenses of the Fund (excluding any taxes, leverage interest, brokerage commissions, dividend and interest expenses on short sales, acquired fund fees and expenses (as determined in accordance with SEC Form N-2), expenses incurred in connection with any merger or reorganization, and extraordinary expenses, such as litigation expenses) will not exceed 1.25% of the net assets of Institutional Class Shares on an annualized basis (the “Institutional Expense Limitation”) and will not exceed 1.75% of the net assets of Access Class Shares on an annualized basis (the “Access Expense Limitation” and together with the Institutional Expense Limitation, the “Expense Limitation”).

3.      This Agreement will have a term ending on September 11, 2025 and may not be terminated by the Investment Manager before that date. This Agreement may be terminated at any time by the Fund’s Board of Trustees upon thirty (30) days’ written notice to the Investment Manager.

4.       The Fund agrees to carry forward, for a period not to exceed (3) three years from the date on which a Waiver is made by the Investment Manager, all fees and expenses in excess of the Expense Limitation that have been waived, paid or absorbed by the Investment Manager, and to repay the Investment Manager such amounts, provided the Fund is able to effect such repayment and remain in compliance with the Expense Limitation in place at the time of the Waiver and the current Expense Limitation at the time of the recoupment. To the extent that such repayment is due, it shall be made as promptly as possible. To the extent that the full amount of such waived amount or expense paid cannot be repaid as provided in the previous sentence within such applicable three-year period, such repayment obligation shall be extinguished.

5.       If this Agreement is terminated by the Fund, the Fund agrees to repay to the Investment Manager any amounts payable pursuant to paragraph 4 that have not been previously repaid and, subject to the Investment Company Act, such repayment will be made to the Investment Manager not later than (3) three years from the date on which a Waiver was made by the Investment Manager (regardless of the date of termination of this Agreement), so long as the Fund is able to effect such recoupment and remain in compliance with the Expense Limitation in place at the time of the Waiver and the current Expense Limitation at the time of the recoupment. If this Agreement is terminated by the Investment Manager, the Fund agrees to repay to the Investment Manager, any amounts payable pursuant to paragraph 4 that have not been previously repaid and, subject to the Investment Company Act, such repayment will be made to the Investment Manager not later than thirty (30) days after the termination of this Agreement, so long as the Fund is able to effect such reimbursement and remain in compliance with the Expense Limitation as if such Expense Limitation was still in effect.

6.       This Agreement will be construed in accordance with the laws of the state of Delaware and the applicable provisions of the Investment Company Act. To the extent the applicable law of the State of Delaware, or any of the provisions in this Agreement, conflict with the applicable provisions of the Investment Company Act, the applicable provisions of the Investment Company Act will control.

7.       This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the matters described in this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

VARIANT ALTERNATIVE LENDING FUND

/s/ Robert Elsasser
By:	Robert Elsasser
Title:	President

VARIANT INVESTMENTS, LLC

/s/ Robert Elsasser
By:	Robert Elsasser
Title:	Principal

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